EX. 99.2

Preliminary Offering Memorandum Excerpt

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our consolidated capitalization as of September 30, 2025 on an actual basis and on an as adjusted basis after giving effect to the Transactions as if they had occurred on such date. This table should be read in conjunction with “Use of Proceeds” and “Summary Historical Consolidated Financial and Other Data” and disclosures contained elsewhere in this offering memorandum, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and the related notes thereto contained in our Quarterly Report on Form 10-Q for the period ended September 30, 2025, incorporated by reference into this offering memorandum.

(in millions)	As of September 30, 2025
	Actual	As Adjusted
	(unaudited)
Cash and cash equivalents ...........................	$333.3	$524.7
Long-term debt (including current portion):
ABL Revolver (1) ................................	$0.0	$0.0
Term Loan (2) .....................................	489.2	489.2
Notes offered hereby (3) .......................	$0.0	$500.0
Vehicle and equipment notes (4) ............	$92.0	$92.0
Notes payable (5) .................................	$1.0	$1.0
Finance leases .....................................	6.5	6.5
Senior Notes due 2028 (6).....................	298.6	$0.0
Total debt .................................................	$887.3	$1,088.7
Total stockholder’s equity ...........................	678.6	678.6
Total capitalization .........................	$1,565.9	$1,767.3
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(1)The ABL Revolver currently consists of $250.0 million of commitments and matures on February 17, 2027. As of September 30, 2025, our usage under the ABL Revolver consisted solely of $3.5 million of outstanding letters of credit. As part of the Transactions, we expect to enter into an A&E ABL Credit Agreement with an ABL Revolver of up to $375.0 million with a five year maturity. See “Description of Other Indebtedness.”

(2)Amount is presented net of unamortized debt issuance costs of $3.3 million.

(3)Represents the aggregate principal amount of notes offered hereby.

(4)Notes mature through September 2030 and are payable in various monthly installments, including interest rates ranging from 1.9% to 7.3%.

(5)Notes mature through July 2027 and are payable in various annual installments, including interest rates at 5%.

(6)Amount is presented net of unamortized debt issuance costs of $1.4 million.

DESCRIPTION OF OTHER INDEBTEDNESS

A&E ABL Credit Agreement

Simultaneously with the issuance of the notes offered hereby, we expect to enter into the A&E ABL Credit Agreement with an ABL Revolver of up to $375.0 million with a five year maturity, which maturity includes a springing maturity 91 days ahead of the maturity date of any material indebtedness. The Borrowing availability under the ABL Revolver will be based on a percentage of the value of certain assets securing our obligations and those of the subsidiary guarantors thereunder.

The ABL Revolver will bear interest at either the Term SOFR rate or the base rate, at our election, plus a margin of: (A) 1.00% or 1.25% per annum in the case of Term SOFR rate loans (based on a measure of availability under the agreement) and (B) 0.00% or 0.25% per annum in the case of base rate loans (based on a measure of availability under the agreement).

The ABL Revolver will also provide incremental revolving credit facility commitments of up to $105.0 million. The ABL Revolver will also allow for the issuance of letters of credit of up to $100.0 million in aggregate and borrowing of swingline loans of up to $50.0 million in aggregate.

All of the obligations under the ABL Revolver will be guaranteed by all of our existing and future restricted subsidiaries that are not excluded subsidiaries. Additionally, all obligations under the ABL Revolver, and the guarantees of those obligations, will be secured by substantially all of the assets of the Company and the guarantors subject to certain exceptions and permitted liens. The ABL Revolver will have a first-priority lien on the ABL First Lien Collateral (as defined in the A&E ABL Credit Agreement) and a second-priority lien on the Term Loan First Lien Collateral (as defined in the A&E ABL Credit Agreement), in each case subject to other permitted liens.

The A&E ABL Credit Agreement will contain a number of customary affirmative and negative nonfinancial covenants, and a financial covenant requiring the satisfaction of a minimum fixed charge coverage ratio of 1.0x in the event that the Company does not meet a minimum measure of availability under the ABL Revolver.

Term Loan

On December 14, 2021 (the “Term Loan Closing Date”), we entered into the Term Loan Agreement, which provides for our $500.0 million, seven-year Term Loan amortizing in quarterly principal payments of $1,250,000.

The Term Loan Agreement was amended on April 28, 2023 to change the benchmark rate with respect to the Term Loan to Term SOFR. On August 14, 2023, we entered into a second amendment to the Term Loan Agreement under which new Tranche B-1 Term Loans in the amount of $492.5 million were made. The Tranche B-1 Terms Loans refinanced our Initial Term Loans issued on the Term Loan Closing Date. On March 28, 2024, we entered into a third amendment to the Term Loan Agreement to: (i) extend the maturity date from December 14, 2028 to March 28, 2031 and (ii) incur new Tranche B-2 Term Loans in the amount of $500 million. The Tranche B-2 Terms Loans refinanced our Tranche B-1 Term Loans issued under the second amendment. On November 26, 2024, we entered into a fourth amendment to our Term Loan Agreement under which the Tranche B-2 Term Loans were refinanced by our Tranche B-3 Term Loans, which were repriced to bear interest, at either the Term SOFR rate or the base rate, at our election, plus a margin of: (A) 1.75% per annum in the case of Term SOFR rate loans and (B) 0.75% per annum in the case of base rate loans.

All of the obligations under the Term Loan Agreement are guaranteed by all of our existing and future restricted subsidiaries that are not excluded subsidiaries. Additionally, all obligations under the Term Loan Agreement, and the guarantees of those obligations, are secured by substantially all of the assets of the Company and the guarantors subject to certain exceptions and permitted liens. The Term Loan will have a first-priority lien on the Term Loan First Lien Collateral and a second-priority lien on the ABL First Lien Collateral, in each case subject to other permitted liens.

The Term Loan Agreement contains a number of customary affirmative and negative non-financial covenants. At September 30, 2025, we were in compliance with all applicable covenants under the Term Loan Agreement.

5.75% Senior Notes Due 2028

In September 2019, we issued $300.0 million in aggregate principal amount of 5.75% senior unsecured notes (the “2028 Notes”). The 2028 Notes will mature on February 1, 2028 and interest is payable semi-annually in cash in arrears on February 1 and August 1, commencing on February 1, 2020. The net proceeds from the 2028 Notes offering were $295.0 million after debt issuance costs.

The indenture covering the 2028 Notes contains restrictive covenants that, among other things, limit the ability of the Company and certain of our subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue preferred stock; (ii) pay dividends on, redeem or repurchase stock; (iii) prepay subordinated debt; (iv) create liens; (v) make specified types of investments; (vi) apply net proceeds from certain asset sales; (vii) engage in transactions with affiliates; (viii) merge, consolidate or sell substantially all of our assets; and (ix) pay dividends and make other distributions from subsidiaries.

In connection with this offering, we intend to issue a conditional notice of redemption to holders of all of our outstanding 2028 Notes. We intend to redeem all of the outstanding 2028 Notes at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the applicable redemption date. The redemption of the 2028 Notes will be conditioned upon, among other things, the completion of this offering. This offering memorandum is not a notice of redemption with respect to the 2028 Notes.

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